Exhibit 99.1

HydraSpin USA Anadarko Basin Recovery Site Goes Live

Water Now Inc. subsidiary HydraSpin USA site Recovering Crude From Re-injection Well

February 19, 2019

FOR IMMEDIATE RELEASE

Water Now, Inc., (otcqb: WTNW)  HydraSpin USA, a wholly owned subsidiary of Water Now, Inc., has completed the installation of  a HydraSpin Recovery System at a re-injection well site in the Anadarko Basin located in Oklahoma.  The system went live on February 12 and has been capturing marketable crude oil.

In announcing the successful installation, CEO David King said, “We are very happy to announce that the installation is complete and the system is running perfectly.  We are capturing oil at our projected volume. I am extremely proud of the entire HydraSpin team for their outstanding work in completing this installation.”

HydraSpin USA’s patent-pending crude oil recovery process utilizes a proprietary technology to extract marketable crude oil from waste water at re-injection well sites.  There are more than 150,000 re-injection wells in the USA serving more than 1.7 million active gas and oil wells across the country.

HydraSpin USA intends to install a second location in Q1-2019 and anticipates an additional 5 locations will be installed in Q2-2019.  Learn more at https://hydraspinusa.com.

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include without limitation those about the Company’s estimated revenue, gross margin, operating expenses, other income/(expense), and tax rates. These statements involve risks and uncertainties, and actual results may differ. Risks and uncertainties include without limitation: the effect of global and regional economic conditions on the Company's business, including effects on purchasing decisions by consumers and businesses; the ability of the Company to compete in markets that are highly competitive and subject to rapid technological change; the ability of the Company to manage frequent introductions and transitions of products and services; the dependency of the Company on the performance of distributors; the continued availability on acceptable terms, or at all, of certain components, services and new technologies essential to the Company's business, including components and technologies that may only be available from single or limited sources; the dependency of the Company on manufacturing services provided by third parties, certain of which are located outside of the US and which may affect the quality, quantity or cost of products manufactured or services rendered to the Company; the effect of product and services design and manufacturing defects on the Company’s financial performance and reputation; the dependency of the Company on third-party intellectual property; the impact of unfavorable legal proceedings; the continued service and availability of key executives and employees; political events, international trade disputes, war, terrorism, natural disasters, public health issues, and other business interruptions that could disrupt supply or delivery of, or demand for, the Company’s products; financial risks; and changes in tax rates and exposure to additional tax liabilities. More information on these risks and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.